Exhibit 99.1

Flow International

Q2 2008 Conference Call Transcript

December 6, 2007, 5:00 p.m., EST

The transcript of prepared remarks and question and answer session set forth below contain forward-looking statements relating to growth of our total business in Asia, increase in gross profit, revenue and operating income and margins, and benefits, financing and regulatory clearance of the potential OMAX transaction. This statement is only a prediction and actual results could differ materially based on a number of risk factors, including those set forth in the July 16, 2007 Flow International Corporation Form 10-K Report filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this transcript. The Company is under no obligation, and does not intend, to update any of the forward looking statements in this transcript.

Operator:	Ladies and gentlemen, thank you for standing by and welcome to the Flow International Corporation Q2 2008 conference call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. If you do have a question, please press the star followed by the one on your touchtone phone. If you would like to withdraw your question, please press the star followed by the two. If you’re using speaker equipment, please lift the handset before making your selection. This conference is being recorded today, Thursday, December 6, 2007.

I would now like to turn the conference over to Mr. John Leness. Please go ahead, sir.

John Leness:	Thank you, Nicole. I’m Flow’s Secretary and General Counsel. With me this afternoon are Charley Brown, Flow’s President and CEO, and Doug Fletcher, Chief Financial Officer.

This call will include forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. During the call we will provide selected financial and performance results for the second quarter of fiscal 2008. Any statements about future events, trends, risks and plans should be considered as forward-looking. These are based on current expectations only. Actual results may differ from these forward-looking statements and are subject to risks and uncertainties as are detailed in our filings with the Securities and Exchange Commission. Flow takes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

With that introduction, I’ll turn the call over to Charley Brown.

Charley Brown:	Thank you, John, and good afternoon, ladies and gentlemen. Thanks for joining us today. Today we released our results and filed a 10-Q report for the second quarter of 2008 fiscal year. Yesterday we announced the signing of an agreement granting us the exclusive option to negotiate the acquisition of OMAX Corporation.

During today’s call we will discuss both announcements and will be glad to address your questions on both fronts.

First, we will comment on the quarter with my overview followed by Doug Fletcher’s financial summary. Then I will provide an overview of the OMAX opportunity, after which we will open it up for questions.

For the second quarter ending October 31st our revenues were $59.2 million, representing 9% growth versus last year. Importantly, standard systems and spare parts each increased by 14%.

Breaking down the system sales further, our core systems revenue for North America that we track closely was up 22% for the quarter, marking the second quarter in a row of growth in excess of 20%. The trailing 4 quarter growth rate for this business stands at 18%. Our world leading 87000 psi or 87K hyperpressure water jet systems are leading the way to this consistent growth, continuing to exceed our highest expectations. This proprietary product line remains unmatched by any competitor worldwide.

The systems businesses in Europe and Latin America combined were up over 20% in local currencies, marking the second straight quarter of local currency growth in excess of 20% for those areas. We have recently launched the 87K product line in these markets and early interest is high. But its impact on these growth rates was minimal due to the timing of the launch later in the quarter.

Regarding our aerospace business, even though it was down versus the year ago period by 38%, it is beginning to pick up momentum as sequential growth from the previous quarter was 25%. Our recent announcement of a multimillion dollar order from Mitsubishi for their program in the commercial aerospace composite parts business is an indication that the next wave of significant orders for Flow’s aerospace products is gaining momentum.

On the other side of the ledger, our total business in Asia, which represents less than 15% of our annual revenues, was down 30% versus year ago to $5.7 million. We anticipate this business has now bottomed out and will begin to grow from this base in coming quarters.

Additionally our Canadian based applications business grew at a 6% level in local currency for the quarter. As announced last quarter, we have narrowed the focus of this business to exclude any non-waterjet-related automation projects going forward.

Our consumables or spare parts business grew 14% for the quarter, with performance consistent across all segments and geographies. This recurring revenue stream consistently represents more than one-fourth of our business and our online ordering capability is becoming widely adapted by our customers.

In total, our growth pattern for the quarter once again reflects our diverse revenue stream. Several segments suffered but the slack was picked up by others doing very well. This growth is also evidence of our technical prowess as the 87K product line is leading our business and the entire industry to new heights.

Now I will turn it over to Doug for further financial commentary.

Doug Fletcher:	Thanks, Charley.

As Charley mentioned, we generated good revenue growth in the quarter even with the expected shortfall in both aerospace and Asia. We also made progress improving our gross profit and overall operating margins, trends which we expect to continue over the next few quarters.

Net income for the quarter was $2.3 million or $0.06 basic and fully diluted income per share. Our results were impacted by 2 large nonrecurring items, the $629,000 premium paid on the repurchase of warrants, and a $389,000 adjustment to the tax benefit recorded in the fiscal quarter due to the reduction in the German statutory rate. Excluding these items, net income was $3.3 million or $0.09 basic and fully diluted earnings per share. This compares to net income in the prior year period of $1.7 million or $0.05 basic and fully diluted earnings per share.

Gross profits for the quarter was up $823,000 with higher sales offset by lower margins. Margins for the quarter were 41.3%, down from 43.4% in the prior year quarter. Overall margins were impacted by higher material costs and warranty expense, lower volumes in Asia and one time charges related to exiting the non-waterjet automation business at our applications segment.

On the positive side we saw improved margins in Europe and South America which were helped by the weak U.S. dollar. The 110 basis point improvement from the first fiscal quarter when our gross margin bottomed at 40.2% is evidence that we’re on the right track and we expect that our gross profit margins will continue to improve in small increments during the second half of this year.

On an overall basis, SG&A expenses were $20.4 million in the second quarter, down 7% over the prior year quarter. Sales and marketing expenses were up 4% including those costs that vary with the sales growth. While we continue to make targeted investments in new sales and marketing personnel, we are focused on better leveraging our existing resources.

Research and engineering expenses were down 8% due to the timing of new product launches.

Our general and administrative expenses were down $1.7 million or 19% due primarily to the higher cost in the prior year period related to the Asian investigation.

The actions taken so far have allowed us to better leverage the operating base while still providing the necessary level of investment to fuel our growth. Overall we expect to hold SG&A growth to 3% for the full year versus the 4% growth number we talked about on the last quarterly call.

Operating profit for the quarter was $4 million and operating margin was 7%. This was more than double the prior year quarter operating profit of $1.7 million and a margin of 3.2%.

We continue to hold to our previous projections that the full year revenue should exceed 10% growth and operating profits should be 3 to 4 times higher than fiscal 2007.

In the second fiscal quarter we recorded a tax expense of $1.3 million, which included the $389,000 charge resulting from the reduction in the German statutory rate that I mentioned a moment ago. This in effect reduced the tax benefit recorded in the first quarter when we reversed our valuation allowance against our deferred tax assets in our German subsidiary. Excluding the net benefit of the German valuation allowance reversal, we estimate that our full year effective tax rate will be approximately 15%.

Our balance sheet remains strong with a net cash position of $22.6 million as of October 31, 2007. We had $26.9 million in cash and short term investments of which $17.5 million was held by our divisions outside the United States.

Our reduction in cash during the quarter was mainly attributable to the repurchase of the warrants, capital expenditures, and increases in working capital. As of October 31st we had total net outstanding debt of $4.3 million, primarily mortgage and short term financing in Taiwan, which is at very favorable interest rates.

Under our $45 million domestic senior credit agreement we had $43.1 million of unused credit available net of outstanding letters of credit.

Charley will review our proposed acquisition of OMAX Corporation in a moment, but I wanted to comment on our plans to finance the transaction.

The cash portion of the transaction will be funded with cash on our balance sheet and bank debt. We are in discussions with our banks to increase the size of our bank facilities to provide the additional liquidity required to complete the acquisition.

During our last call we discussed our intention to continue to evaluate all options to create long term shareholder value, including share repurchase. Along those lines during the quarter we repurchased warrants for 403,000 shares of Flow stock and yesterday we announced our plan to acquire OMAX. All transactions we believe will enhance long term shareholder value.

With that I will turn the call back to Charley.

Charley Brown:	Thanks, Doug.

Before we take questions I will comment on the announcement we made yesterday where we have signed an exclusive option agreement to negotiate the acquisition of OMAX Corporation. This is an exciting time for both Flow and OMAX. The rationale for this deal is easily summarized in two words: global growth.

Both Flow and OMAX compete in the industrial market for machine tool cutting solutions and both companies have been profitably growing much faster than that market. The reason is that waterjets as a cutting solution are still early in their technology adaptation lifecycle. As a result, waterjets led by Flow have been growing in popularity and consequently taking market share away from other cutting methods such as lasers, routers and blades.

This success of waterjets has attracted many competitors. In fact, there are over 80 competitors selling waterjets in some form around the world today, which is more than double the number that existed just 3 years ago. Some of those competitors are large machine tool companies with significant resources that could be applied to waterjets if they chose to do so. However, the two clear world leaders in integrated waterjet solutions serving the broad cutting solutions market are Flow and OMAX. Our marriage will create a powerful combination that will enhance our outlook for years to come.

Beginning with our last earnings call, I have stated clearly that our compounded annual organic revenue growth threshold is 10%, with a concurrent 20% compounded EBIT growth rate. Our confidence in those growth numbers is what motivates us to take on this deal.

As companies get larger, it becomes increasingly difficult to sustain growth rates like that, especially ones like this that are outpacing the GDP threefold on the revenue line alone. This transaction will make us a larger company. It will create a higher baseline but it in no way causes us to back down from our 10% and 20% growth thresholds. We will merely track these organic thresholds off of a higher base.

Let me elaborate briefly on why the combination of Flow and OMAX will drive global growth.

First, our distribution channels are complementary. Flow has built its business selling primarily direct to customers, while OMAX has been built by selling mostly through distributors. Both models have been successful because these are 2 different channels of distribution that reach different customers around the world. The acquisition of OMAX instantly expands Flow’s global customer reach. We will absolutely nurture and grow both channels because doing so further diversifies and enhances our revenue stream.

Second, Flow is the undisputed number-one waterjet brand name in the world. But among the other 80 plus competitors, the OMAX brand tops the list in many countries so when looking at integrated waterjet cutting solutions, we have the top two global brands. This gives us an unrivaled asset that will allow us to stake out strategic growth positions against channels and user segments in the entire machine tool cutting market, a position that no other manufacturer can even consider.

Third, we immediately deepened our product range. For example, Flow competes with a broader set of products than OMAX, especially in the larger more complicated 5 axis cutting equipment. In the smaller 2 axis product ranges, we do overlap but OMAX has specialized in one type of pump called direct drive, while Flow leads the world in technology of the other types of pump called intensifiers. Both types of pumps are accepted in the market for different applications and reasons, so the two product ranges they support are very complementary.

Fourth, in the world of waterjet R&D and product development, two companies lead the way and, you guessed it, they are Flow and OMAX. In fact, a number of the seasoned R&D engineers from both companies originally worked together pioneering the entire category 25 years ago.

Combined, we will have the lion’s share of the technical talent in the industry all on one team. This will enhance our already strong ability to develop technology that will continue to broaden the applications for waterjets. And what will that mean? Global growth.

Fifth and finally, we will be able to serve our combined customers even better than we have separately. As an illustration, look at our in-field technical service resources. Both companies have service technicians around the world installing and providing after-sale service.

Our combined sales volume will increase the critical mass of customers in each area, allowing us to reduce the territory size of each technician as we cross-train both teams on the other company’s products. This means quicker response times to the customer. Better customer service increases our competitive advantage and leads to more growth.

By now you get the theme. But what will all of this cost and what will be the financial benefit to Flow’s shareholders? Our press release and 8-K filing clearly described the specifics of the cost of the transaction: $109 million in stock and cash up front, plus a contingent earn-out opportunity of up to $26 million. That earn-out is based on Flow’s stock price at the 2-year anniversary of closing, which can be paid in stock or cash at Flow’s discretion.

Regarding the financial details, we will strictly limit our comments today because we have not yet reached a definitive agreement, completed final due diligence, or passed regulatory review. Furthermore, OMAX is a privately held company so we will not be divulging their confidential information or any metrics that could lead down that sensitive path.

In that context for now let me frame the transaction this way. Up front the deal will cost $75 million in cash and approximately 10% of new Flow equity. The back-end earn-out only happens if our share price in 2 years is above $13.00 and the maximum is paid if it is $15.00 or above. It is important to note that this deal takes our strong balance sheet and puts it to work. As Doug mentioned, we anticipate using some of our cash and taking on some bank debt to finance the upfront cash payment.

That’s the cost. For that we get all of the strategic benefits I just described and summarized as global growth, and the deal will be accretive in the range of 10% of earnings per share. This is a one-time step up in earnings beginning sometime in fiscal ‘09 that will not step down even if the earn-out is paid.

Finally, I should note that upon closing of the transaction the patent litigation cases between our two companies and the associated expenses would disappear. Now you can see more fully why we are excited about the prospects of the world waterjet leaders coming together. Global growth achieved by putting our strong balance sheet to work, yielding meaningful accretion and eliminating the lawsuit overhang.

I will now turn it back over to the operator to queue up the questions.

Operator:	Thank you. Ladies and gentlemen, at this time we will conduct the question and answer session. [Instructions provided to pose questions.]

Our first question comes from the line of Chuck Murphy with Sidoti & Company. Please go ahead.

C. Murphy:	Good afternoon, guys.

Management:	Hi, Chuck.

C. Murphy:	I guess your last comment there, Charley, as far as adding 10%, are we talking about on – and assuming the deal would be done in 6 months – would that 10% be added to the fiscal ‘08 operating income or the fiscal ‘07?

C. Brown:	What I said is that it’s a step up in earnings beginning sometime in fiscal ‘09.

C. Murphy:	I gotcha. Can you give a little bit more color on what’s going on in Asia? I’m particularly curious why the sequential decline there.

C. Brown:	The sequential decline we do see, as I mentioned, as it’s bottoming out. We see it picking up in coming quarters and this is the residual effect of the emphasis that was placed on the Nanojet business and all hands on deck were placed on that, all marketing programs were placed against that a while back. This business is one that takes momentum and you stop the momentum in the other segments of the market, it takes a while to bring it back up. This is sort of the tail of that stopping of momentum and effort marketing to other segments when everything was placed on the Nanojet opportunity.

C. Murphy:	So would there be a particular market that’s looking good over the next few quarters?

C. Brown:	Are you talking about in Asia?

C. Murphy:	Yeah, in Asia and China.

C. Brown:	Geographically are you talking about?

C. Murphy:	No, end markets.

C. Brown:	In end markets. We have a variety of end markets over there. We certainly are trying to get all markets that we’ve had in the past to come back up to speed, but I would say that in some of the Asian markets we have good presence in some of the job shops as well as in specialty applications where we use the waterjet pump for actually cleaning applications are some of the areas that are looking good for us there.

Finally we do have, as we’ve talked a lot about in the past, the Sodick relationship there – volume picking up there as well as they order pumps for the Hybrid EDM waterjet machinery.

C. Murphy:	Alright. My last question. In the press release it said that the company’s exit from the non-waterjet automation business hurt the margin in the quarter. Can you say by how much roughly?

D. Fletcher:	The impact, Chuck, was a little over $600,000 to margins through inventory write-down and severance costs to manufacturing people.

C. Brown:	Okay, that’s all I had. Thank you.

Operator:	Thank you. Our next question comes from Chad Bennett with Northland Securities. Please go ahead.

C. Bennett:	Just a couple questions. Typically you give us some sense of the penetration of the 87K product, at least in North America. I think it’s probably too early to talk about Europe but if you want to, you can. Can you give us a sense of kind of percentage-wise how big of a piece of the business that product is now?

C. Brown:	Yes and no. We can give you a feel for it in Europe because it hasn’t started shipping there yet. We’ve got a lot of interest but timing-wise and shipping it across the water, etc., we haven’t recognized much there yet. In the past, last quarter I believe we stated a number in the mid-20% range in terms of percentage of shipments in North America.

We’re going to have to back off of that type or that level of detail now because it has become a more significant number to us and we really don’t want our competitors to know how big it is and how good it is. So just take it at face value that it is significantly more than the number we quoted last quarter and it’s exceeded our expectation.

C. Bennett:	Okay. I know you don’t want to get into a lot of detail on the OMAX potential transaction, but I guess in asking it another way, can we assume the OMAX business just from an operating model standpoint ran at similar margins to the Flow business? Can you give us some sense directionally there?

C. Brown:	That really gets into the confidential information that we’re bound to not share. All I’ll say on that front is that they’re a very good company, they’re well run and they’ve been very successful.

C. Bennett:	Okay. Did you – I didn’t see in the 8-K or the filing you made regarding the transaction. Did anybody advise on your side? Did anybody advise you on the transaction?

C. Brown:	Houlihan-Lokey is our primary advisor.

C. Bennett:	Okay. Let me just understand the guidance correctly. We’re still sticking with a top line organic growth rate minimum of 10% and then EBIT growth of 20% plus, and at least whenever this transaction closes, if it closes, 12 months after that transaction closes, OMAX revenue would be incremental to our organic growth rate, at least that first 12 months then we annualize it?

D. Fletcher:	Let me back up to your first comment. We’re not giving guidance because that implies that we update it regularly, etc. We are reiterating what we said in the last quarterly call about this year, which said we anticipate our revenues to grow in excess or at the 10% number and that we would anticipate our operating income to be up 3 to 4 times what it was in fiscal ‘07. Then from there forward, absent the OMAX piece, continued growth rate on that 2008 base through 2009 and beyond at the continuing 10% top line, 20% bottom line or operating income compounded growth rate.

Then if you take the OMAX portion on top of that, so let’s say for argument sake we had a full fiscal year of ‘09 with OMAX, that steps everything up. We would anticipate that the individual pieces, the Flow piece and the OMAX piece would grow in ‘09 versus ‘08 at that 10%-20% threshold; and then you’re looking at the combined pieces in the years after that, ‘10 and beyond, growing at that same 10% and 20% rate. Is that clear?

C. Bennett:	I think so. Then last question. Typically you give a backlog number. I didn’t hear it on the call.

D. Fletcher:	Backlog has been up since the end of our fiscal year but it does not yet include, so it’s up a little bit from the end of our fiscal year we discussed last quarter but it does not yet include the announced Mitsubishi order that was announced last month.

C. Bennett:	It was up from fiscal year?

D. Fletcher:	At year end a little bit, Chuck, but I want to point out that it does not include the order that we just announced recently.

C. Bennett:	Okay, how about from last quarter?

D. Fletcher:	Last quarter was in line.

C. Bennett:	Thanks.

Operator:	Our next question comes from the line of Dennis Wassung with Canaccord Adams. Please go ahead.

D. Wassung:	Thank you. Good afternoon. Just a few questions. First, on the aerospace topic you just mentioned, in the press release obviously you talked about this being the first order and the second round of this aerospace program orders. Can you talk about any expectations for additional orders in that second round and when would you expect to start taking revenue from those orders?

D. Fletcher:	If you read the announcement it talked about one machine and we would anticipate that’s the first machine of a series that we would expect to come in on this round. Revenue for those systems, a little bit in Q3 but more you would start seeing in Q4 and beyond that. These orders typically have anywhere between 12 to 18 month lead times in terms of from the time the order is received to the time the system is actually installed and is started up.

D. Wassung:	Okay, that helps. When you look at maybe the broader aerospace business, any commentary you can give us on how – obviously you’ve got a couple major guys in the mix here and you’ve talked in recent quarters about the broader aerospace business picking up. Anything you can tell us about that segment of your business in general?

C. Brown:	We like it a lot but nothing we can tell you right now.

D. Wassung:	Okay, fair enough. In terms of the OMAX transaction, obviously the litigation costs will go away when the deal closes. Is it reasonable to assume that you guys are going to put all the efforts on hold in the meantime so you’ll see a little benefit in terms of lower op ex in the second half of this fiscal year as well?

C. Brown:	Are you asking about putting the litigation costs on a deep freeze?

D. Wassung:	Basically yeah. Are you putting those litigation costs on hold now since you’re engaged with these guys at least in the meantime?

C. Brown:	Yes, but as you know, in a transaction like we’re talking about, there are all kinds of advisors involved there as well so I’m not sure it’s a full 100% take down to the bottom line.

D. Wassung:	Okay, fair enough. In terms of the transaction in general, obviously you gave us some good accretion numbers here once the deal happens. Similar, I guess is it reasonable to say or I don’t know what you can say here. I know you’re bound by confidentiality, but these guys I’m assuming are growing, OMAX is growing at a pretty reasonable rate. Reasonable to say they’re growing at the industry rate or faster than the industry rate? Any color you can give us there?

C. Brown:	As I mentioned in my opening comments, this is a profitable and growing business. It’s a healthy business in a very healthy category so you can add those two healths together and draw your own conclusion.

D. Wassung:	Okay. One last one, or a two-part last one here, sort of the health of the overall industry and business. You’ve had exposure to the stone and tile business. I’m wondering what’s happening on that side, what kind of impact you’ve had and as you talk about your 10% plus revenue growth rate for this year that you’ve maintained, have you really seen any change in the industry outlook or your pipeline for the fiscal year at this point or is it pretty much unchanged from where you were last quarter?

C. Brown:	There’s a couple of things wrapped in there together. Let me try to tease them apart. The stone and tile part portion of your question, there have been numbers in presentations publicly in the past that showed our stone and tile business globally in the 15% range in terms of our total revenue stream that goes to that market segment.

The thing to remember there is that’s a global number so you have to dissect it by domestic and international, and then you also have to dissect it again by residential and commercial. I think what’s at the root of your question is really the residential housing market downturn, are we feeling that. In our total stone and tile business which is 15% of our total business, the residential domestic stone and tile business is a piece of that. Is that business less robust than it has been in terms of its growth rate? Yes. Are we seeing offsets in other areas in the domestic market and in the international market as we’ve just mentioned? Absolutely, yes.

This is really a good little case study, if you will, of the diversity of our revenue stream coming from a variety of end markets in a variety of geographies that at any point in time some of them could be growing fast and some of them could be growing slow and some of them, as you’ve seen in our report today, some of them can be down. But what we like about our portfolio is that on balance we’re able to clip along at a growth rate that we feel we can sustain at a 3-times-GDP.

D. Wassung:	Great. That’s very helpful. The last part of my long question. The total outlook for your business, is it pretty much the same as where you were last quarter? I know you maintained that greater than 10% rate for the year. Any change in your pipeline you can talk about or just the feel of the business versus a quarter ago?

C. Brown:	As you said and as we said, we’re maintaining that outlook would probably be the best answer to your question.

D. Wassung:	Fair enough. Thanks, guys.

Operator:	Thank you. Our next question comes from the line of Alan Robinson with RBC. Please go ahead.

A. Robinson:	Good afternoon.

Management:	Hello, Alan.

A. Robinson:	All the strategic benefits that you cited earlier from the acquisition of OMAX, they’re certainly compelling but they also seem to imply that antitrust clearance might be difficult to obtain. Could you just comment a little on how confident you are of securing HSR clearance or some of the issues you expect there?

C. Brown:	Certainly in any transaction there are regulatory clearances that must be achieved. We believe we’re actively in a good position to go after that and beyond that I’m not sure it would be appropriate to make much commentary.

A. Robinson:	Alright. I mean the 80 competitors that you cited earlier, you know I get the impression they’re either orphan businesses within large companies or much smaller companies. Is that fair or are there some reasonably sized competitors that you think are of a similar size to OMAX?

C. Brown:	It’s all over the map. In the competitive set there are companies, as I mentioned in my opening remarks, that are very sizeable machine tool companies who are now into the waterjet business that are much larger than even the combination of Flow and OMAX and have huge resource pools that they could apply to this market should they decide to do so.

So there are very large competitors who are knocking on the door of this marketplace today. There are also smaller competitors who source their pumps from other companies, so they’re basically an XY table assembler and they put a pump and a waterjet on top of it like they would a laser or something else.

So it’s really a very diverse competitive set that the boundaries of our competitive set have really gotten a lot broader in the last 3 to 5 years, and we really are a viable cutting solution in the total machine tool cutting solution business. We fight against lasers and we fight against hard tooling cutting machines every day because we’re in that market. Therefore waterjets as a portion of that market are quite small, so that’s really the market we’re looking at. That’s the opportunity we work on every day, and how do we grow the waterjet portion of the total machine tool cutting market which is quite large.

A. Robinson:	That’s a good perspective. Thanks. In the past you’ve talked about potential acquisitions in the industrial cleaning arena. Has your thinking changed in terms of that opportunity significantly?

C. Brown:	My thinking hasn’t changed but it probably contrasts with my predecessor’s thinking. We have gotten to this point with the opportunity to combine and acquire OMAX and we feel that is a strategically extremely compelling opportunity and I laid that logic out for you, would far and away be more important than an industrial cleaning alterative if there was one.

A. Robinson:	Fair enough. Finally, anything new in the pipeline with respect to new application-specific machines?

C. Brown:	Not that we’ll discuss at this juncture.

A. Robinson:	Okay, I’ll let someone else take it then.

C. Brown:	Thank you.

Operator:	Thank you. Our next question comes from the line of Mark Tobin with Roth Capital Partners. Please go ahead.

M. Tobin:	Thank you. Doug, quickly on G&A, it was down. You addressed the variance between this year and the year ago period. How about sequentially? It was down quite a bit from Q1.

D. Fletcher:	The big drop obviously is in the first quarter, Mark. We had the second half of the expense for the CEO contract amendment. That’s the biggest piece of the sequential drop.

M. Tobin:	How about beyond that? Even excluding that piece it seems like $2 million-plus light.

D. Fletcher:	First quarter is typically higher in professional fees than it was. We are still aggressively pursuing the patent litigation. It’s typically a higher quarter for things like public accounting. That’s the quarter in which the 10-K is filed. That’s primarily it. I think the other thing we mentioned in the first quarter that we did reduce some staff and we took some severance payments in the first quarter so we started seeing the benefit of some of that in Q2.

M. Tobin:	Okay. On gross margins you had mentioned increased warranty expense as one of the drivers. Can you elaborate on that a little bit more?

D. Fletcher:	That’s more of a year-over-year impact. We had mentioned in previous calls that we did have some issues with supplier quality in the past year. There was a lot of focus as we’ve mentioned with regards to achieving price savings and the prior team in our global supply chain was less focused on supplier quality and supplier reliability which should have been placed there.

We mentioned I think two calls ago that we’ve replaced the head of that team and we’re now starting to build a good professional global team so I think we’ll start seeing some benefits there. We also see some impact of increasing our warranty procedures in North America starting October of last year, so some of that all rolls into it.

M. Tobin:	So this is nothing new. It’s a continuation from previous quarters?

D. Fletcher:	Exactly and our hope is that we’ll see some improvement as we go out with some of the changes that we’re starting to make.

M. Tobin:	Finally on gross margins, I know previously there was a fairly low utilization in Jeffersonville. Are those engineers becoming more occupied now that aerospace is picking up?

D. Fletcher:	Obviously you wouldn’t see that in Q2. You will start seeing that more obviously with the MHI order that’s coming. You’ll see that going forward.

M. Tobin:	That’s all I have. Thank you.

Operator:	Ladies and gentlemen, we have time for only one last question and the question comes from the line of Ben Kallo with Pacific Growth Equities. Please go ahead.

B. Kallo:	As far as the OMAX transaction goes, I don’t know if you can go into detail about this but you talked about the two channels. I was wondering if you had envisioned there are going two sales forces. And along the same line, are there going to be two technical teams or service teams out there too?

C. Brown:	As I said in the opening comments, and it’s a legitimate question, we will continue to support and make sure that both channels thrive, and whatever the best way to achieve that objective is is what we’ll do.

Because we’re competitors we haven’t had the opportunity to get together on issues like that. We’ve done a lot of due diligence on this program before we signed the option agreement. We’ve done a lot of work but there’s still a lot of work to do and some of it comes in stages and some of the details, market-facing dialogue, obviously won’t take place until later on.

B. Kallo:	As far as consumables, are we seeing consumable sales for the 87K pump yet or when is that going to start rolling out? And then can you remind us what gross margins are on those.

C. Brown:	We are starting to see the 87K parts business kick in and that is – our aftermarket business as I said earlier is up 14% overall and that’s including the U.S. market where the 87K has been – the first launch took place there. That’s absolutely starting to happen and as you would expect with the product now having been out there for roughly a year.

In terms of the margins, we’re not going to break down gross margins by product line publicly.

B. Kallo:	Can you give us an update, I know you touched on it briefly, I don’t know if you want to give any more update on the Sodick JV and when sales are going to start coming out of there.

C. Brown:	The contract is signed, which shouldn’t come as a big surprise. Just so you know that is locked down. We have the beginnings of orders from Sodick. We do have product that has been placed in the field to some of their customers. So I would say the pump is just being primed if you want to say it that way. The flow of merchandise has begun but it has not come to its full speed yet I’ll say.

B. Kallo:	Thank you, guys.

Operator:	Thank you. I’d like to turn it back over to management for closing remarks.

C. Brown:	I’ll just wrap up and again thank everybody for their participation in the call and their interest in our business. This is an exciting time at Flow. We’ve got a lot of operational items that we’re working internally that you’ve heard about and that we’re excited about and we’ve got the opportunity ahead of us to combine with OMAX and move forward in a way that wouldn’t be possible for either company individually. Thank you very much.

Operator:	Thank you. Ladies and gentlemen, that does conclude our conference for today. At this time you ma y now disconnect and we thank you very much for using ACT Conferencing.